FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2013 Second Quarter Results

STAMFORD, Conn., August 1, 2013 - WWE (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2013. Revenues increased $10.7 million or 8%, to $152.3 million from $141.6 million in the prior year quarter driven by the increased production and licensing of television content as well as increased ticket revenue from the Company's premier event, WrestleMania, partially offset by the timing of one less pay-per-view event in the quarter. Operating income, however, declined to $8.8 million as compared to $19.6 million in the prior year quarter reflecting increased staffing expenses to support our various strategic initiatives. Net income was $5.2 million, or $0.07 per share, as compared to $11.9 million, or $0.16 per share, in the prior year quarter.
“In the second quarter, we continued to make investments in both staffing and talent to support our long-term growth objectives. These initiatives, including the recent opening of a world-class performance training facility, and the highest grossing WrestleMania in our Company's history, demonstrate our commitment to develop our talent, build our brands, and provide a solid foundation for future growth,” stated Vince McMahon, Chairman and Chief Executive Officer. “We continue to believe that these investments will enhance our ability to create new programs and to distribute all of our content in a way that optimizes its value, through the renewal of key television contracts and the potential launch of a WWE network.”
"Although our earnings declined in the quarter, we believe that the investments we are making will maximize the return to shareholders over time," added George Barrios, Chief Financial Officer. "We believe that our 2013 results, excluding the impact of film impairments, will fall within the lower end of the range previously communicated, which was 'plus or minus 10 percent' from our 2012 OIBDA results of $63 million."

Comparability of Results

For the second quarter of both 2013 and 2012, our OIBDA results did not include any significant items that impacted the comparability of results on a year-over-year basis. Our OIBDA results for the six months ended June 30, 2013 included a $4.7 million film impairment charge and an approximate $3.4 million positive impact from the transition of our video game to a new licensee in 2013. Results for the six months ended June 30, 2012 included a $0.8 million film impairment charge and an approximate $4 million benefit due to the recognition of previously unrecognized tax benefits. In order to facilitate an analysis of our financial results on a comparable basis, where noted, we have adjusted our year-to-date results to exclude these items. (See Schedule of Adjustments in Supplemental Information).

Three Months Ended June 30, 2013 - Results by Region and Business Segment
Revenues of $152.3 million grew 8% versus the prior year quarter as growth from North America was partially offset by declines across WWE's international markets. North American revenues increased 13% from the prior year quarter predominantly due to the licensing of new television programs, the performance of WrestleMania, and an increase in the number of North American live events, which more than offset lower revenues from the pay-per-view business, which had one less event in the current year quarter. Revenues from outside North America declined 8% primarily due to an anticipated reduction in the number of live events. Excluding revenue from Live Events, revenues from outside North America were essentially unchanged from the prior year quarter. There was no significant impact from changes in foreign exchange rates in the current year quarter.

The following tables reflect net revenues by region and by business segment (in millions):

	Three Months Ended
	June 30, 2013	June 30, 2012
Net Revenues By Region:
North America	$119.0	$105.3
Europe/Middle East/Africa (EMEA)	23.9	24.2
Asia Pacific (APAC)	8.0	8.4
Latin America	1.4	3.7
Total net revenues	$152.3	$141.6

	Three Months Ended
	June 30, 2013	June 30, 2012
Net Revenues By Business Segment:
Live and Televised Entertainment	$125.3	$117.1
Consumer Products	15.7	16.1
Digital Media	9.2	7.8
WWE Studios	2.1	0.6
Total net revenues	$152.3	$141.6
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses increased 7% to $125.3 million primarily due to the expansion of rights fees from the production and licensing of our television programs and the performance of WrestleMania XXIX. Compared to the prior year event, WrestleMania XXIX contributed $6.2 million in additional revenue, which is predominantly included in the Live and Televised Entertainment business segment, as higher ticket and merchandise sales were partially offset by a reduction in pay-per-view buys.

•
Live Event revenues increased 13% to $40.1 million driven by the strong performance of WrestleMania XXIX and the timing of our Fan Axxess events held in conjunction with WrestleMania, which more than offset changes in the mix of live events, and the impact of fewer events in international markets. (Fan Axxess occurred primarily in the first quarter 2012 versus the second quarter 2013).

•
There were 87 total events in the quarter, including 65 events in North America and 22 events in international markets, as compared to 87 events in the prior year quarter, including 57 events in North America and 30 events in international markets.

•
North American events generated revenues of $30.1 million as compared to $22.3 million in the prior year quarter representing revenue growth of $7.8 million that was predominantly due to a 39% increase in the average ticket price of WrestleMania, the timing of Fan Axxess, which added $2.3 million in revenue to the current year quarter and the scheduling of eight more events in the quarter. Overall, including the impact of WrestleMania, average ticket prices increased 13% to $64.23 while average attendance declined approximately 2% to 6,300. Excluding WrestleMania, average ticket prices increased approximately 2% to $41.44 while average attendance declined approximately 2% to 5,300.

•
International live events generated revenues of $10.0 million as compared to $13.1 million in the prior year quarter, reflecting a 27% decline in the number of events, with eight fewer events in the quarter. Partially offsetting the impact of fewer events, average International ticket prices increased 7% to $68.16 and average attendance increased 6% to approximately 6,600 from 6,200 in the prior year quarter. The increases in average ticket price and average attendance were due to changes in territory mix as the prior year quarter included weak attendance at our events in Mexico and our first live event in Brazil, a market with long-term strategic importance to WWE.

•
Venue Merchandise revenues increased 28% to $6.9 million from $5.4 million in the prior year quarter primarily due to the timing of our Fan Axxess activities (described above). Total paid attendance in North America increased 11% while per capita merchandise sales at those events were essentially unchanged from the prior year quarter.

•
Pay-Per-View revenues were $37.1 million as compared to $40.8 million in the prior year quarter, representing a $3.7 million decline primarily attributable to the timing of one less pay-per-view event in the quarter. The Over The Limit pay-per-view event is scheduled for the fourth quarter of 2013 versus the second quarter 2012. Revenue from the three events in the quarter declined 3% versus the prior year quarter as a combined 13% decline in buys was nearly offset by a 12% increase in the average revenue per buy. The shortfall in revenue from these events, however, was offset by an increase in buys for prior period events. The rise in revenue per buy was due to an approximate 9% increase in the domestic retail price charged for viewing WrestleMania and to a higher proportion of buys to view the Company's events in high definition, which generally garners a higher retail price.

The details for the number of buys (in thousands) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	June 30, 2013	June 30, 2012
April	WrestleMania XXIX®	1,039	1,217
May	Extreme RulesTM	231	263
May	Over The LimitTM	—	167
June	WWE PaybackTM/No Way Out®	186	194

Prior events		95	56
	Total	1,551	1,897

•
Television revenues increased 17% to $38.0 million from $32.4 million in the prior year quarter primarily due to the production and licensing of new programs. During the latter half of 2012, an additional hour of Raw was licensed to the USA Network, a new original series, the WWE Main Event, was licensed to ION Television, and a Saturday morning kids' show, WWE Saturday Morning Slam, was introduced on The CW Network. Growth also reflected, to a lesser degree, contractual increases for our existing programs both domestically and internationally.
Consumer Products
Revenues from our Consumer Products businesses decreased 2% to $15.7 million from $16.1 million in the prior year quarter, primarily due to declines in our Home Entertainment business as described below.

•
Licensing revenues of $6.7 million were essentially unchanged from the prior year quarter. Royalties from the sale of toy products increased approximately 15%, or $0.5 million, led by higher sales of action figures in the U.S. with strong domestic retail support. Increased sales of toy products, however, were offset by a comparable reduction in video game revenue. With the transition to a new video game licensee, Take-Two Interactive, shipments of our franchise video game, WWE '13, declined 65% in the quarter to 77,000 units as compared to the corresponding game in the prior year quarter.

•
Home Entertainment net revenues were $7.1 million as compared to $7.8 million in the prior year quarter. The 9% decline reflected a reduction in estimated sell-through rates and lower revenue from our international licensing activities. Domestic home entertainment revenue fell approximately $0.4 million, or 6%, as a 15% increase in shipments to nearly 1.0 million units was more than offset by a 13% decline in the average price per unit to $10.59 and a rise in estimated returns (41% vs. 39% of gross revenue). The change in projected returns derived from an increase in catalog shipments over the last twelve months, which historically have been characterized by lower sell-through rates. Revenue from our international licensing activities declined by approximately $0.3 million due to the transition to a new licensee in the EMEA region.

•	Magazine Publishing net revenues of $1.3 million were essentially unchanged from the prior year quarter.
Digital Media
Revenues from our Digital Media businesses were $9.2 million as compared to $7.8 million in the prior year quarter, representing an 18% increase.

•
WWE.com revenues increased 27% to $6.1 million in the quarter due to higher sales of advertising across various digital platforms. Supporting the growth in advertising, key digital metrics such as unique visitors to the Company's website and mobile app, average monthly page views, and CPM's (a measure of pricing) increased from the prior year quarter.

•
WWEShop revenues of $3.1 million were essentially unchanged from the prior year quarter as the number of online merchandise sales of approximately 63,000 orders and the average revenue per order of $47.92 were on par with the prior year quarter.

WWE Studios
WWE Studios recognized revenue of $2.1 million as compared to revenue of $0.6 million in the prior year quarter, reflecting the impact of a current quarter release, No One Lives, and the timing of results generated by our overall portfolio of movies, including the impact of The Marine and The Marine 2, which were released in prior periods. Although five films were released during the first half 2013, including two films in the current quarter (No One Lives and 12 Rounds 2: Reloaded) and the successful release of The Call in the first quarter, revenues for these movies will be recognized on a net basis as participation statements are received from our distribution partners rather than upon release as was the case with the Company's self-distributed movies. In general, for movies that are not self-distributed, the Company does not expect to begin recognizing revenue until four-to-six months after release. As such, the recognition of revenue related to The Call is not expected until the second half of 2013.
Unallocated SG&A
Unallocated SG&A expense was $32.2 million for the current year quarter as compared to $26.4 million in the prior year quarter. The rise in expense was driven by increases in compensation and benefits of $2.4 million, talent development costs of $1.0 million, marketing expenses of $1.0 million, and higher consulting and professional fees. The increases in these expenses were primarily to support our content related initiatives, including the potential launch of a WWE network.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA was $14.9 million in the quarter as compared to $24.4 million in the prior year quarter. The decline in OIBDA was primarily due to increased staffing expenses, timing of our pay-per-view events, and lower profits from WrestleMania. These items more than offset the expansion in rights fees from the licensing of our television and digital content. Compensation and benefit expenses increased approximately $4.8 million with a 10% increase in headcount predominantly to support our various strategic initiatives. Pay-per-view results (excluding WrestleMania) declined $3.4 million as we had both one less pay-per-view event in the quarter and a reduction in production tax credits that was also due to timing. Although WrestleMania XXIX was the highest grossing and second most profitable event in the Company's history, overall profits from WrestleMania (inclusive of the Pay-Per-View, Live Event and other businesses) declined $1.2 million from the prior year as a 15% reduction in pay-per-view buys and increased talent and production costs more than offset the impact of higher live event ticket and pay-per-view pricing. Based on the increased investment and changes in business mix, WWE's OIBDA margin was 10% in the quarter as compared to 17% in the prior year quarter.
Depreciation and amortization
Depreciation and amortization expense totaled $6.1 million for the current year quarter as compared to $4.8 million in the prior year quarter. The increase in depreciation and amortization expense derived from our investment in assets to support our content initiatives including efforts to launch a potential network.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded an expense of $0.4 million compared to $0.9 million in the prior year quarter, primarily reflecting decreases in realized foreign exchange losses and lower expenses associated with other non-income taxes in the current year quarter as compared to the prior year quarter.
Effective tax rate
In the current quarter, the effective tax rate was 38% as compared to 36% in the prior year quarter.

Summary Results for the Six Months Ended June 30, 2013
Total revenues for the six months ended June 30, 2013 were $276.3 million as compared to $264.7 million in the prior year period. Operating income for the current year period was $14.9 million versus $35.6 million in the prior year period. Net income was $8.2 million, or $0.11 per share, as compared to $27.3 million, or $0.36 per share, in the prior year period. OIBDA was $26.2 million for the current six month period as compared to $44.4 million in the prior year period.

Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $16.2 million compared to $36.4 million in the prior year period, and Adjusted Net income was $9.1 million, or $0.12 per share, compared to $23.7 million, or $0.32 per share, in the prior year period.
Six Months Ended June 30, 2013 - Results by Region and Business Segment
Revenues increased 4% to $276.3 million as growth from North America was offset by declines across WWE's international markets. Revenues from North America increased 9% primarily due to the licensing of new television and digital content, the performance of WrestleMania, and an increase in the number of live events. Revenues from outside North America declined 11% primarily due to an anticipated reduction in the number of live events, lower revenue from home entertainment, as well as weaker sales of licensed products. Excluding revenue from Live Events, revenues from outside North America declined 2% versus the prior year period. There was no significant impact from changes in foreign exchange rates in the current year period.

The following tables reflect net revenues by region and by segment (in millions):

	Six Months Ended
	June 30, 2013	June 30, 2012
Net Revenues By Region:
North America	$216.9	$198.3
Europe/Middle East/Africa	40.2	42.1
Asia Pacific	15.8	16.9
Latin America	3.4	7.4
Total net revenues	$276.3	$264.7

	Six Months Ended
	June 30, 2013	June 30, 2012
Net Revenues By Segment:
Live and Televised Entertainment	$205.2	$192.8
Consumer Products	48.9	51.6
Digital Media	18.2	14.9
WWE Studios	4.0	5.4
Total net revenues	$276.3	$264.7

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $205.2 million for the current year period as compared to $192.8 million in the prior year period, representing an increase of 6%.

	Six Months Ended
	June 30, 2013	June 30, 2012
Live events	$61.1	$57.6
Venue merchandise	12.0	10.5
Pay-per-view	52.2	54.3
Television rights fees	75.5	64.9
Other	4.4	5.5
Total	$205.2	$192.8

Consumer Products
Revenues from our Consumer Products businesses were $48.9 million for the current year period as compared to $51.6 million in the prior year period, representing a decrease of 5%.

	Six Months Ended
	June 30, 2013	June 30, 2012
Licensing	$30.7	$30.8
Home entertainment	14.1	17.0
Magazine publishing	2.9	2.7
Other	1.2	1.1
Total	$48.9	$51.6

Digital Media
Revenues from our Digital Media businesses were $18.2 million as compared to $14.9 million in the prior year period, representing an increase of 22%.

	Six Months Ended
	June 30, 2013	June 30, 2012
WWE.com	$11.6	$8.7
WWEShop	6.6	6.2
Total	$18.2	$14.9

WWE Studios
WWE Studios recognized revenue of $4.0 million as compared to $5.4 million in the prior year period, reflecting differences in revenue recognition between the various distribution models of our movies. Although there were five films released in the current year period (12 Rounds 2: Reloaded, No One Lives, Dead Man Down, The Call and The Marine 3: Homefront), revenues for these movies will be recognized on a net basis as participation statements are received rather than upon release as was the case with our self-distributed movie, Bending the Rules, in the prior year period. In addition, the decline reflected the timing of results generated by our portfolio of movies that were previously released.

During the period, Dead Man Down generated lower domestic box office receipts than anticipated, resulting in a revised ultimate profit projection for that movie and a $4.7 million impairment charge. As a result, WWE Studios generated a loss of $5.4 million compared to $2.3 million in the prior year period, where the prior year period included a $0.8 million film impairment charge. Excluding the impact of film impairment charges, the WWE Studios' movie portfolio generated a loss of $0.7 million compared to an adjusted loss of $1.5 million in the prior year period.
Unallocated SG&A
Unallocated SG&A expense was $62.8 million for the current year period as compared to $56.5 million in the prior year period. The rise in expense was driven by increases in compensation and benefits of $3.4 million, consulting and professional fees of $1.7 million, marketing expenses of $1.1 million, and talent development costs. The increases in these expenses were primarily to support our content related initiatives, including the potential launch of a WWE network, and were partially offset by a $1.1 million reduction in bad debt expense.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA was $26.2 million in the current year period as compared to $44.4 million in the prior year period. The decline in OIBDA was primarily due to an $11.0 million reduction in profits from our Pay-Per-View business reflecting increased production costs (and inclusive of the timing and WrestleMania elements described above), a $10.2 million increase in compensation and benefit expenses, a $4.7 million film impairment associated with the release of Dead Man Down, and lower results from Home Entertainment. These items more than offset strong performance in our Live Event business and the growth in the licensing of our content on broadcast and digital platforms. Based on the increased investment and changes in business mix, WWE's OIBDA margin was 9% in the first half of 2013 as compared to 17% in the prior year period. Excluding the impact of film impairments and video game transition, Adjusted OIBDA was $27.5 million in the period as compared to $45.2 million in the prior year period, and the Adjusted OIBDA margin was 10% in the current period as compared to 17% in the prior year period. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $11.3 million for the current year period as compared to $8.8 million in the prior year period. The increase in depreciation and amortization expense derives from our investment in assets to support our efforts to launch a potential network.

Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded an expense of $1.7 million compared to $0.4 million in the prior year period, reflecting incremental expenses associated with other non-income taxes, realized foreign exchange losses and the disposal of property and equipment in the current year period as compared to the prior year period.
Effective tax rate
In the current year period, the effective tax rate was 38% as compared to 23% in the prior year period. The 23% rate in the prior year period was lower primarily due to the recognition of an approximate $4 million benefit related to previously unrecognized tax benefits.
Cash Flows
Net cash generated by operating activities was $5.9 million for the six months ended June 30, 2013 as compared to $44.7 million in the prior year period. This $38.8 million decrease was driven by an approximate $19.1 million reduction in operating performance, an $11.0 million increase in the annual payout of management incentive compensation (with the return to a more normalized level of management compensation in 2012), and changes in working capital associated with international live event tours and pay-per-view events.

Purchases of property and equipment and other assets declined by $4.4 million from the prior year period, primarily due to lower investment in assets to support our efforts to create and distribute new content, including through a potential network.
Additional Information
Additional business metrics are made available to investors on a monthly basis on our corporate website - corporate.wwe.com. Note: WWE will host a conference call on August 1, 2013 at 11:00 a.m. ET to discuss the Company's earnings results for the second quarter of 2013. All interested parties can access the conference call by dialing 855-993-1400 (toll free) or 630-691-2763 from outside the U.S. (conference ID for both lines: WWE). Please reserve a line 15 minutes prior to the start time of the conference call.

The earnings release and presentation to be referenced during the call will be available at corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company's web site.

About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Miami, London, Mumbai, Shanghai, Singapore, Istanbul and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and traveling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE Network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net revenues	$152.3	$141.6	$276.3	$264.7

Cost of revenues	96.9	85.4	171.7	153.8
Selling, general and administrative expenses	40.5	31.8	78.4	66.5
Depreciation and amortization	6.1	4.8	11.3	8.8
Operating income	8.8	19.6	14.9	35.6
Investment income, net	0.4	0.5	0.8	1.0
Interest expense	(0.4)	(0.4)	(0.8)	(0.9)
Other expense, net	(0.4)	(1.0)	(1.7)	(0.5)
Income before income taxes	8.4	18.7	13.2	35.2
Provision for income taxes	3.2	6.8	5.0	7.9
Net income	$5.2	$11.9	$8.2	$27.3
Earnings per share:
Basic	$0.07	$0.16	$0.11	$0.37
Diluted	$0.07	$0.16	$0.11	$0.36
Weighted average common shares outstanding:
Basic	74.8	74.5	74.8	74.5
Diluted	75.4	74.9	75.3	74.9

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44.0	$66.0
Short-term investments, net	78.8	86.3
Accounts receivable, net	57.1	50.7
Inventory	1.7	1.8
Deferred income tax assets	12.9	14.4
Prepaid expenses and other current assets	11.1	15.3
Total current assets	205.6	234.5
PROPERTY AND EQUIPMENT, NET	105.4	102.2
FEATURE FILM PRODUCTION ASSETS, NET	23.6	23.7
TELEVISION PRODUCTION ASSETS	10.3	6.3
INVESTMENT SECURITIES	7.9	5.2
OTHER ASSETS	9.7	9.5
TOTAL ASSETS	$362.5	$381.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$41.7	$49.0
Deferred income	23.6	28.6
Total current liabilities	65.3	77.6
NON-CURRENT INCOME TAX LIABILITIES	9.8	9.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.5	0.5
Additional paid-in-capital	344.8	341.7
Accumulated other comprehensive income	3.4	4.0
Accumulated deficit	(61.6)	(51.8)
Total stockholders’ equity	287.4	294.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$362.5	$381.4

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 30, 2013	June 30, 2012
OPERATING ACTIVITIES:
Net income	$8.2	$27.3
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and impairments of feature film production assets	7.4	5.6
Depreciation and amortization	11.3	8.7
Amortization of bond premium	1.1	1.2
Amortization of debt issuance costs	0.3	0.3
Stock-based compensation	2.8	1.8
(Recovery from) provision for doubtful accounts	(0.2)	0.9
Services provided in exchange for equity instruments	(0.4)	—
Loss on disposal of property and equipment	0.3	0.1
Provision (benefit) for deferred income taxes	2.2	(2.5)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(6.0)	9.2
Prepaid expenses and other assets	3.3	2.8
Feature film production assets	(5.1)	(5.3)
Television production assets	(4.0)	(5.0)
Accounts payable and accrued expenses	(10.3)	2.4
Deferred income	(5.0)	(2.8)
Net cash provided by operating activities	5.9	44.7
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(13.1)	(17.5)
Purchases of short-term investments	(17.4)	(9.9)
Proceeds from sales and maturities of investments	23.1	19.6
Purchase of cost method investments	(2.2)	(5.0)
Net cash used in investing activities	(9.6)	(12.8)
FINANCING ACTIVITIES:
Repayment of long-term debt	—	(0.6)
Dividends paid	(17.9)	(17.9)
Debt issuance costs	(0.7)	—
Issuance of stock, net	0.3	0.5
Net cash used in financing activities	(18.3)	(18.0)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22.0)	13.9
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	66.0	52.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$44.0	$66.4
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Non-cash purchase of property and equipment and other assets	$2.6	$1.4

World Wrestling Entertainment, Inc.
Reconciliation of Operating Income to OIBDA
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating income	$8.8	$19.6	$14.9	$35.6
Depreciation and amortization	6.1	4.8	11.3	8.8
OIBDA	$14.9	$24.4	$26.2	$44.4

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film amortization, and film impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for our business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	As Reported	Film Impairment	Video Game Transition	Adjusted	As Reported	Film Impairment	Tax Benefit	Adjusted
Operating income (loss)	$14.9	$4.7	$(3.4)	$16.2	$35.6	$0.8	$—	$36.4

Investment, interest and other (expense) income, net	(1.7)	—	—	(1.7)	(0.4)	—	—	(0.4)

Income before taxes	13.2	4.7	(3.4)	14.5	35.2	0.8	—	36.0

(Provision) benefit for taxes	(5.0)	(1.6)	1.2	(5.4)	(7.9)	(0.3)	(4.1)	(12.3)

Net income (loss)	$8.2	$3.1	$(2.2)	$9.1	$27.3	$0.5	$(4.1)	$23.7

Earnings per share	$0.11	$0.04	$(0.03)	$0.12	$0.36	$0.01	$(0.05)	$0.32

Reconciliation of Operating income to OIBDA
Operating income	$14.9	$4.7	$(3.4)	$16.2	$35.6	$0.8	$—	$36.4
Depreciation & amortization	11.3	—	—	11.3	8.8	—	—	8.8
OIBDA	$26.2	$4.7	$(3.4)	$27.5	$44.4	$0.8	$—	$45.2

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film amortization, and film impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for our business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net cash provided by operating activities	$11.8	$12.3	$5.9	$44.7

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(8.2)	(4.2)	(13.1)	(17.5)

Free Cash Flow	$3.6	$8.1	$(7.2)	$27.2

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.